Exhibit 99.3
Announcement
13 February 2008
2007 annual results
Dear all,
I am writing to thank you for your contribution to Rio Tinto’s very strong performance in 2007.
We today announced our 2007 annual results. We enjoyed a great year, ahead of market expectations with record underlying earnings of $7.4 billion in 2007, a fourth consecutive record year. We also had record cash flows of $12.6 billion and are accelerating away from BHP Billiton. We are strong in the three key metals that China is consuming more and more of — iron ore, copper and aluminium.
These results are directly related to the efforts of our employees and I appreciate your hard work and commitment during the year. For many months I have talked about our need to do everything faster, smarter and better and I am very pleased to see this showing up in our results today.
While our safety statistics improved, we are still not achieving our safety vision of a zero harm working environment, with four fatalities last year. Having every single employee go home safe and well at the end of each day is possible. We have seen it done in other companies and it will continue to be our goal.
Last week we rejected the pre-conditional offer from BHP Billiton as we believe it fails to recognise the underlying value of Rio Tinto’s quality assets and prospects. I believe these results reinforce the points we have made about Rio Tinto’s value and strong future prospects.
I am proud that we are delivering on our commitments, while managing a significant integration and divesting some businesses. Last week I met with the teams working on the integration of Rio Tinto Alcan. We now have final implementation plans for the integration and have identified significant synergies that will arise from operational improvements, with some reorganisation of roles and responsibilities. Our plans for divestments of at least $15 billion are also on track and we have just announced the sale of the Greens Creek mine in Alaska. Cost pressures remain a challenge, and we will need to continue to look at all aspects of what we do and ensure we are doing it safety and efficiently.

The Board and Executive Committee are extremely pleased with Rio Tinto’s progress and we have confidence in the future of the business and the outlook for our markets. The long term outlook for our products remains excellent, based on profound structural and demographic shifts taking place in the world economy. We are very confident Rio Tinto is perfectly positioned to take advantage of these opportunities. These results have reinforced my view that we can continue to drive our business to achieve even greater things.
We will continue to keep you regularly informed over the coming months as we maintain our focus on driving the business forward.
Thank you for your part in this and continue to work safely.
Tom Albanese, Chief executive
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward looking statements
This email includes forward-looking statements. All statements other than statements of historical facts included in this email, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”) or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this email. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Nothing in this email should be interpreted to mean that future earnings per share of Rio Tinto plc or Rio Tinto Limited will necessarily match or exceed its historical published earnings per share.
Information about BHP Billiton included in this email is based on public information which has not been independently verified. Certain statistical and other information about Rio Tinto included in this email is sourced from publicly available third party sources. As such it presents the views of those third parties, but may not necessarily correspond to the views held by Rio Tinto.
Subject to the requirements of the Takeover Code, none of Rio Tinto, any of its officers or any person named in this email with their consent or any person involved in the preparation of this email makes any representation or warranty (wither express or implied) or gives any assurance that the implied values, anticipated results, performance or achievements expressed or implied in forward-looking statements contained in this email will be achieved.
LEGAL INFORMATION © 2007 Rio Tinto. This email is for internal use only and contains information that is strictly confidential and proprietary to the Rio Tinto Group. The contents of this email are intended only for use within the Rio Tinto Group and any unauthorised access, use, copying or distribution by or to persons outside the Rio Tinto Group is strictly prohibited.

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